PRELIMINARY

SCORE Group, Inc.

CONTESTED PROXY STATEMENT

THIS PROXY IS SOLICITED ON BEHALF OF THE SCORE GROUP, INC.
IN SUPPORT OF THE SCORE NOMINEES
TO ELECT AN ENTIRELY NEW BOARD OF DIRECTORS
FOR

ADAIR INTERNATIONAL OIL AND GAS, INC.

THIS IS NOT A SOLICITATION ON BEHALF OF OR IN SUPPORT OF
THE COMPANY'S CURRENT BOARD OF DIRECTORS

THIS PROXY STATEMENT CONTAINS IMPORTANT INFORMATION FOR CONSIDERATION BY THE SHAREHOLDERS OF ADAIR INTERNATIONAL OIL AND GAS, INC. ("AIGI").

AS A SECURITY HOLDER, PLEASE READ THE PROXY STATEMENT BEFORE TAKING ANY ACTION WITH RESPECT TO THE PROPOSALS PRESENTED HEREIN.

March 15, 2002

Shareholders Committed TO Restoring Equity ("SCORE") Group, Inc. is a Texas non-profit corporation comprised of Adair International Oil and Gas, Inc. (hereinafter referred to as "AIGI" or the "Corporation") shareholders seeking the accompanying Proxy to elect an entirely new AIGI Board of Directors. This Proxy will be used at the AIGI shareholders annual general meeting ("AGM"); the date, time and place of which will be announced once officially set by the AIGI management pursuant to Article 2.04 (1), (2) of the Corporation's Bylaws. AIGI is a Texas corporation and as such, the Corporation's Bylaws require that the Corporation's 2001 AGM must be held prior to June 30, 2002.

April 1, 2002 represents the approximate date on which this Proxy statement and ballot will be sent to all AIGI shareholders.

Pursuant to Article 2.11 of the Corporation's Bylaws, this Proxy is irrevocable for a period of eleven (11) months from the date of first notice. Proxies will be solicited by the SCORE Group, Inc., utilizing traditional mailings of Proxy materials to all shareholders of record as of the record date. In addition, Proxy materials are available for download from the SCORE website http://www.TruthAboutAIGI.com. SCORE Group members and other volunteers may solicit Proxies by telephone prior to the AGM. All expenses in connection with the solicitation of Proxies will be borne directly by the SCORE Group .

All shares represented by this Proxy will be voted in accordance with the choice made by the security holder.

VOTING SECURITIES

Record Date/Closing of Transfer Books

The current AIGI management pursuant to Section 2.06 (1) and (2) of the Corporation's Bylaws will fix the Record Date for this Proxy. Under these Bylaws, the Board of Directors must either set a record date or close the transfer books of the Corporation for the purpose of determining those shareholders entitled to vote within a period not less than ten (10) days and not to exceed fifty (50) days prior to the date on which such votes will be counted. It is estimated that at current rates of share issuance by the Corporation, a minimum of 100,000,000 and a maximum of 130,000,000 outstanding shares of common stock will be entitled to vote. The total authorization of the Corporation is 150,000,000 shares.

Shareholders Entitled to Vote

The presence in person or by Proxy of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Abstentions and/or Broker non-votes will be included in the votes necessary to determine a quorum, however abstentions and/or Broker non-votes are not allowed with respect to the election of directors (for directors, the choice is limited to "For" or "Withhold").

A majority of votes "present and entitled to vote" will determine the outcome of the election for Board of Directors. Due to the contested nature of this Proxy statement, the election for the Board of Directors of Adair International Oil & Gas, Inc. at the regularly scheduled Annual Shareholders Meeting will be considered a non-routine proposal. As such, abstentions and/or Broker non-votes will NOT be considered as "votes cast" and therefore will have no impact on the votes counted to determine a majority of the voting shares.

REASONS FOR THE CALL TO REPLACE CURRENT MANAGEMENT

Starting in August 2001, the SCORE Group began an extensive investigation to better understand the activities of the current AIGI management and to determine the reasons why the Corporation's stock price has dropped from $3.72 per share in January 2000 to less than $0.03 per share as of the writing of this Proxy statement. The SCORE Group has received written evidence provided by former AIGI employees that documents the current AIGI management, John W. Adair, Chairman and CEO, and Jalal Alghani, Vice Chairman, CFO and Corporate Secretary are involved in illegal business activities for their personal gain that have significantly diminished the value of the Corporation. The evidence of these illegal activities has been turned over to the Federal and State authorities for their investigations of criminal wrongdoing and subsequent prosecution. For additional information refer to the SCORE website http:/www.TruthAboutAIGI.com

Among the long list of activities that occurred at the personal direction of Mr. Adair and Mr. Alghani, the issues presented below represent those activities that the SCORE Group believes have most profoundly affected shareholder stock value:

  Issuing over 30,000,000 shares of AIGI stock to themselves and entities they control without paying for those shares.
  Issuing shares for non-existent debts or issuing shares in excess of the market value of a debt.
  Issuing shares for cash, but keeping a substantial portion of the cash for their personal use.
  Reporting incorrectly the number of shares issued on the Corporation's SEC filings.
  Violating the SEC Full Disclosure Act repeatedly to manipulate share prices for their personal gain.
  Arbitrarily doubling their salaries to over $240,000 per annum without notifying the shareholders.
  Forfeiting over $1,000,000 in annual revenue by losing the Operatorship of Yemen Block 20 with the possibility of a total loss of the Corporation's interest.
  Forcing the Corporation's financial condition to near bankruptcy.
  Losing over $125,000,000 in AIGI shareholder equity!

CORPORATE GOVERNANCE

How did these things happen? The SCORE Group believes the Corporation's shareholders have become the victims of two individuals who have systematically usurped all of the Corporation's Board of Director and Officer positions in their attempt to subvert the necessary "checks and balances" inherent in a public corporation. By not embracing the concept of a Board of Directors comprised of a majority of independent non-executive members, the current AIGI management has been free to carry out business for their personal gain that has not been in the best interest of all the Corporation's shareholders.

The individuals nominated by the SCORE Group to serve on the Board of Directors for the Corporation, ("SCORE Nominees") are committed to responsible "Corporate Governance" which begins with shareholders installing a majority of independent non-executive directors to provide management oversight and set the course for the company. A properly constituted Board of Directors complimented by a strong and diverse management team will provide the Corporation's shareholders with the best assurance that their company is run in a forthright and honest manner. The SCORE Nominees consist of three well-respected individuals representing a diversity of expertise in the energy business.

CHANGE OF MANAGEMENT

All Officers of the Corporation serve at the pleasure of the Board of Directors. The current AIGI Officers also comprise the current AIGI Board of Directors. The SCORE Group is advocating the total replacement of the current Board of Directors. The SCORE Nominees have unanimously agreed that upon their election at the Corporation's 2001 AGM to be held in June 2002, they will appoint new Officers to manage the Corporation.

ELECTION OF DIRECTORS

The current AIGI Board of Directors were elected at the Corporation's 2000 AGM meeting held on June 15, 2001. The SCORE Nominees for these directorships are listed with brief statements setting forth their present principal occupations, other biographical information and the number of shares of common stock of the Corporation beneficially owned by each as of February 15, 2002. The SCORE Group will vote your Proxy at the Corporation's 2001 AGM for the SCORE Nominees. The following individuals are the SCORE Nominees for the AIGI Board of Directors:

Name	Age	Position
Richard G. Boyce	47	Geological Consultant, dB Consultants, Dallas, TX
John A. Brush	47	Sr. Contracts Administrator, Computer Sciences Corp, Houston, TX
Charles R. Close	43	Certified Public Accountant, Close & Associates, Houston, TX

Directors of the Corporation are elected annually. Officers of the Corporation are selected by the Board of Directors and serve at the pleasure of the Board. None of the SCORE Nominees for Director serves on the Board of Directors of any other company that is a reporting company under the Securities Exchange Act of 1934. No person nominated by the SCORE Group to serve as a Director is related to any other Director of the Corporation.

Beneficial Ownership of Nominees

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Richard G. Boyce 7520 W. Northwest Hwy, Unit #9 Dallas, TX 75225	3,738,407	3.7%
Common Stock	John A. Brush 301 Wilcrest Drive, Unit #6204 Houston, TX 77042	None	0.0%
Common Stock	Charles R. Close 5922 Elmwood Hill Lane Humble, TX 77345	None	0.0%

The SCORE Group believes that by electing the SCORE Nominees to the Corporation's Board of Directors, responsible Corporate Governance can be restored to the Corporation and certain business results can be achieved, thereby providing an opportunity to enhance shareholder value. However, no assurance can be given that the election of the SCORE Nominees to the Corporation's Board of Directors will achieve enhanced shareholder value or any other desired result.

BOARD OF DIRECTOR NOMINEES

Richard G. Boyce / Director

Mr. Richard G. Boyce has been nominated by the SCORE Group to serve as a Director for the Corporation. Mr. Boyce has agreed to be named in this Proxy statement and has agreed to serve in the capacity as Director if elected by the AIGI shareholders. While many AIGI shareholders are familiar with Mr. Boyce through his prior involvement with the Corporation, Mr. Boyce does not currently have any affiliation with the Corporation other than his substantial shareholdings. Mr. Boyce is a member of the SCORE Group.

In 1998, under the auspices of his privately held company, Partners In Exploration, LLC ("PIE"), Mr. Boyce negotiated a Memorandum of Understanding ("MOU") relating to an exploration and production agreement with the Ministry of Oil and Mineral Resources in the Republic of Yemen on the highly competitive Blocks 20 and 42 located adjacent to major oil production. While looking for partners to join his efforts in Yemen, Mr. Boyce, responded to an AIGI press release in July 1999 that implied AIGI had secured financing for exploration projects in Yemen. That contact resulted in PIE and AIGI signing a 50/50 joint venture agreement in July 1999, to pursue Yemen Block 20, which called for PIE to provide the project (including Mr. Boyce's pre-negotiated position with the Yemen government), and perform the necessary technical work while AIGI would supply the necessary financing to meet the financial aspects of the work commitment. This joint venture arrangement resulted in both companies signing a MOU with the Yemen Ministry of Oil in October 1999. This MOU gave the companies an exclusive right to negotiate a Production Sharing Agreement ("PSA") for Yemen Block 20.

Once the MOU was signed, Mr. Boyce learned that AIGI had not secured Yemen exploration financing as claimed and immediately began the process of locating a financial partner to participate with PIE/AIGI in the exploration of Yemen Block 20. He was successful in bringing Occidental Oil and Gas Corporation ("Occidental") and Saba Oil and Gas Company Ltd. ("Saba") into the joint venture. As a result of this business deal, AIGI received a $750,000 cash bonus from Occidental, was carried through a major 3D seismic program by Occidental and was named the project Operator by the project partners due to the extensive Yemen exploration experience of Mr. Boyce. On April 02, 2000, AIGI, Occidental, Saba and the Yemen Company for Investment in Oil and Minerals ("YICOM"), signed the PSA for Yemen Block 20. Project operations began in September 2000 resulting in AIGI receiving approximately $1,000,000 in annual revenue from Operator fees paid by the other partners. These fees represented the first major source of revenue for AIGI since its inception in 1997.

Concurrent with his Yemen activities, on February 01, 2000, Mr. Boyce completed a stock for stock agreement merging the assets of PIE (including the PIE 50% interest in Yemen Block 20) with AIGI, receiving 4,200,000 shares of AIGI in return. PIE was renamed Adair Exploration, Inc. ("Adair Exploration"), and became a wholly owned subsidiary of AIGI. Mr. Boyce served as President of Adair Exploration and Adair Yemen Exploration Ltd. ("Adair Yemen") and was responsible for the technical aspects of all AIGI oil and gas projects until his resignation on June 18, 2001. Even though Mr. Boyce was President of Adair Exploration and Adair Yemen, all financial authority for the Corporation including it's subsidiary companies, rested solely with Chairman and CEO, John W. Adair and Vice Chairman, CFO and Corporate Secretary, Jalal Alghani.

In April 2001, while Mr. Boyce was still President of Adair Yemen and following his repeated notices to the AIGI Board of Directors during a seven month timeframe, imploring them to provide the necessary financial support for the project and informing them of the consequences of financial default, Adair Yemen failed to post a $1.29 million Letter of Credit as was previously agreed by the project partners. As a result of that default and according to the joint venture agreements governing the project, the project partners removed Adair Yemen from the position of Yemen Block 20 Operator and that action resulted in the Corporation's loss of the aforementioned Operator fee revenues. During the timeframe between signing the PSA in April 2000 and the Corporation's financial default in April 2001, Mr. Boyce diligently searched the oil and gas industry for additional partners to assist in carrying the Corporation's financial commitments. Mr. Boyce was able to secure additional industry partners, but the AIGI Board of Directors comprised of Mr. Adair and Mr. Alghani rejected them all.

Under the terms of the joint venture agreements between the Yemen Block 20 project partners, and as a result of AIGI's inability to cure their financial default in a timely fashion; the other partners subsequently informed AIGI on June 04, 2001 that in addition to the loss of Operatorship, AIGI had forfeited all of its rights in Yemen Block 20. The loss of operatorship and the loss of all rights in Yemen Block 20 is currently the subject of a lawsuit initiated by Occidental and Saba against Adair Yemen, which will be decided by arbitration with the International Chamber of Commerce in Paris, France. A final decision regarding this lawsuit is anticipated in January 2003.

Mr. Boyce was previously elected to the AIGI Board of Directors at the AIGI 2000 AGM held on June 15, 2001, but immediately resigned his position citing "his personal belief the Corporation had suffered gross mismanagement by Chairman and CEO, John W. Adair, and Vice Chairman, CFO and Corporate Secretary, Jalal Alghani". Mr. Boyce told the shareholders at the AGM that absolute power had corrupted these individuals and that until Mr. Adair and Mr. Alghani are removed as the Corporation's only Directors and Officers, AIGI will never have the checks and balances of responsible Corporate Governance in place to protect the rights of all shareholders. Following his resignation from the AIGI Board of Directors, and his resignation as President of Adair Exploration and Adair Yemen, Mr. Boyce resumed his geological consulting business in Dallas, Texas. Mr. Boyce currently has no affiliation with the Corporation other than his ownership of 3,738,407 shares of AIGI stock.

Prior to his involvement with AIGI, Mr. Boyce graduated from the Colorado School of Mines in l978 and began his career as a geophysicist for The Superior Oil Company ("Superior") with early training at the Geoscience Laboratory in Houston, Texas. In l980, Mr. Boyce transferred with Superior to Midland, Texas bringing an opportunity to explore every play type in West Texas. Mr. Boyce subsequently left Superior and during his ten-year stay in Midland worked with Conquest Exploration Inc. and Hunt Oil Company.

In 1991, Mr. Boyce served as the Chief Geophysicist for Hunt Oil Company ("Hunt Oil") based in Dallas, Texas. Mr. Boyce in 1992 was appointed the Exploration Manager for the Yemen Hunt Oil Company ("Yemen Hunt"), the Operator of the highly successful Marib Production Sharing Area in Yemen. He also served as the Exploration Vice President of the Hunt Oil subsidiaries, Ethiopia Hunt Oil and Jannah Hunt Oil. In addition to managing the daily exploration drilling operations and prospect generation activities, his responsibilities included the negotiation of international contracts, partner relationships, and representation of industry operating groups with foreign governments. Under Mr. Boyce's leadership of the Yemen-Jannah exploration program, several new fields were discovered, resulting in booked reserves of over 200 million barrels of oil. At Yemen Hunt, Mr. Boyce was responsible for the introduction of the first 3-D seismic program in the Marib Area, resulting in production increases of 50,000 barrels of oil per day.

In l996, Mr. Boyce left Hunt Oil and started Partners In Exploration, LLC, an exploration consulting partnership that provided seismic and geological interpretation services for clients on a worldwide basis. International and domestic project areas included South Australia, China, South America, West Africa, West Texas, Southeast New Mexico, Texas and Louisiana Gulf Coast, Mississippi and East Texas Basins and several of the Rocky Mountain basins.

Pursuant to the disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Boyce has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Boyce has not been involved in any criminal proceedings either past or pending. Mr. Boyce has never been the subject of any order, judgment or decree relating to his engaging in any business, including but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

Pursuant to the disclosure requirements under Item 103 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conversion Act of 1975, as a result of the disclosures contained in this Proxy statement and on the SCORE website at http://www.TruthAboutAIGI.com, Mr. Boyce is currently involved in a lawsuit filed by AIGI alleging defamation of the company's character. This lawsuit (Cause number 2001-63909) was filed December 14, 2001 in Harris County, Texas District Court, 55th Judicial District on behalf of the Corporation, by the current AIGI Board of Directors and alleges that Richard G. Boyce has committed certain alleged acts of defamation, tortuous interference, and conversion of assets, conspiracy and breach of fiduciary duties toward the Corporation. Mr. Boyce has subsequently filed an answer to these allegations against AIGI for defamation of his character. The suit requests both actual and exemplary damages as to be determined at trial. The case is currently undergoing discovery by all parties and no trial date has yet been set.

Mr. Boyce, in a subsequent filing on March 08, 2002 pursuant to Cause number 2001-63909, filed an original third party petition requesting that John W. Adair, Jalal Alghani, Vivian Llerena Quintero, Adel Alzamir and the Alghani Investment Group, Inc. ("AIG, Inc.") be named as Third Party Defendants in that case. The court granted this petition. The petition alleges fraud and conspiracy to defraud by the Defendants who have each participated in a scheme and course of business that was operated to deliberately deceive Mr. Boyce and other investors by disseminating false information and misleading statements, including concealing materially adverse facts about the Corporation. The suit requests both compensatory and exemplary damages as to be determined at trial. The case is currently undergoing discovery by all parties and no trial date has yet been set.

In addition, Mr. Boyce is also involved in a lawsuit filed by AIGI against Occidental, Richard G. Boyce, Gene L. Ackerman and David C. Crandall (Civil action H-01-3984) in the United States District Court for the Southern District of Texas, Houston Division in counter action to the lawsuit filed against the Corporation by Occidental and Saba regarding the default of the Corporation's interest in Yemen Block 20. This suit alleges that Occidental acted to remove AIGI as the Project Operator and acquire the Corporation's interest in the Yemen Block 20 project contrary to the terms of the operative agreements. As part of that effort, the suit alleges, Occidental acted in concert with former AIGI employees, Mr. Boyce, Mr. Ackerman and Mr. Crandall who allegedly conspired with Occidental to assist in this regard for their own personal gain. Causes of action cited in the lawsuit include breach of fiduciary duties, tortuous interference, usurpation of corporate opportunity, misappropriation and/or conversion of corporate assets and conspiracy. The suit requests both actual and exemplary damages as to be determined at trial. The case is currently undergoing discovery by all parties and no trial date has yet been set.

John A. Brush / Director

Nominated by the SCORE Group to serve as a Director for the Corporation, Mr. John A. Brush has agreed to be named in this Proxy statement and has agreed to serve in the capacity as Director if elected by the AIGI shareholders. While new to the AIGI shareholders, Mr. Brush brings the experience and depth of a distinguished twenty-one year career in oil and gas law to the AIGI Board of Directors.

Currently Mr. Brush is employed as Senior Contracts Administrator for Computer Sciences Corporation located in Houston, Texas. Computer Sciences Corporation ("CSC") is a large information technology corporation that is a leader in the field of outsourcing information technology to a worldwide client base.

Prior to joining CSC, Mr. Brush was in private practice for approximately five years. His clients included large and small oil and gas exploration and production companies, entrepreneurs and foreign government agencies. Earlier, Mr. Brush served as Vice President and General Counsel for Forcenergy Inc. While serving in this capacity, Mr. Brush designed and implemented corporate contract litigation strategies and managed day to day legal issues on a corporate level that included coordination of multiple outside legal firms in a wide variety of cases. In addition, Mr. Brush evaluated government marketing, transportation and royalty regulations that had a significant impact on company operations and profitability. During his tenure at Forcenergy, Mr. Brush coordinated a $60 million dollar initial public offering ("IPO") of the company's stock and simultaneously coordinated the merger of the company with a privately held independent oil company.

Mr. Brush has extensive experience in business development activities having worked over nineteen years with several premier independent oil and gas companies including Apache Corporation, Hamilton Brothers Oil Co., The Superior Oil Company and Michigan Wisconsin Pipe Line Company. Areas of experience in this environment include dealing with multinational corporations, various U.S. and foreign government agencies and ministries, opposing counsels, co-venturers, insurers and financial institutions. Mr. Brush's legal experience during this time include joint operating agreements, oil and gas exploration concessions, natural gas, oil, sulfur and liquids sales royalties, processing plant agreements, joint bidding agreements, farmout agreements, settlement agreements, public offerings and private financing, risk management including hedging strategies, acquisitions, divestitures and mergers. Mr. Brush, also has extensive experience marketing oil, natural gas, liquids and sulfur in the United States, Asia, Canada and Europe, having been responsible for marketing over 12,500 barrels of crude oil and 120 million cubic feet of gas production daily that generated annual revenues in excess of $175 million dollars.

In addition to his domestic experience, Mr. Brush's international experience includes review and negotiation of deals in Albania, Aruba, Australia, Bangledesh, Belize, Brazil, Canada, Cameroon, Chile, Croatia, Dagastan, Ecuador, Egypt, England, Equatorial Guinea, Eritrea, Gabon, Ghana, India, Indonesia, Malaysia, Netherlands, Norway, Peru, Scotland, Suriname, Thailand, Turkey and Venezuela.

John A. Brush graduated from the South Texas College of Law, Houston, Texas with a Juris Doctorate in Corporate Law and Contracts. Mr. Brush completed his undergraduate studies at the University of Michigan, receiving a Bachelor of Arts degree in Political Science. Mr. Brush has been admitted to the State Bar of Texas and is a member of the American Bar Association and the Houston Bar Association. He is also a member of the American Corporate Counsel Association, the American Association of Professional Landmen, the Association of International Petroleum Negotiators, the Natural Gas Association of Houston and New Orleans and the Houston Producers Forum.

Pursuant to the disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Brush has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Brush has not been convicted in any criminal proceedings either past or pending. Mr. Brush has never been the subject of any order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

Charles R. Close / Director

Nominated by the SCORE Group to serve as a Director for Adair International Oil & Gas Inc., Mr. Charles R. Close has agreed to be named in this Proxy statement and has agreed to serve in the capacity as Director if elected by the AIGI shareholders. While new to the AIGI shareholders, Mr. Close will provide extensive financial and accounting experience and expertise specific to the energy business to the AIGI Board of Directors.

Mr. Close is the owner of Close & Associates, a Certified Public Accounting practice located in Houston, Texas that specializes in the energy industry. The business activities of Close & Associates focus on tax financial reporting issues, federal and state tax planning and compliance, transaction analysis and support, and federal and state audit support for several large public independent oil and gas companies and drilling and oilfield service companies. Close & Associates also provides full financial support for a privately owned energy service company, including the oversight and preparation of the daily accounting operations, preparation of the monthly financial package, preparation of annual operating budgets, and management of working capital. Other management duties include business development, contract negotiations, and strategic planning.

Prior to starting Close & Associates in 1993, Mr. Close enjoyed a successful tenure at Price Waterhouse in Texas. During his time at Price Waterhouse, Mr. Close advanced from the position of Staff Accountant through the positions of Consultant, Manager and ultimately served as the Senior Tax Manager in the Petroleum Industry Services Group. Responsibilities included tax planning, consultation and compliance for large oil and gas exploration and production companies and for a wide variety of oil field service companies.

Mr. Close graduated from the University of Texas in 1980 with a Bachelor's Degree of Business Administration (Accounting) and is a Certified Public Accountant. He is an active member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Pursuant to disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Close has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Close has not been convicted in any criminal proceedings either past or pending. Mr. Close has never been the subject of any order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

BUSINESS PLAN

The SCORE Group has developed a Business Plan to recapitalize and revitalize the Corporation. The main objective of the Business Plan will be to succeed in developing the Corporation into a balanced energy company comprised of interests in oil and gas production and electrical power generation. The following Business Plan references specific projects and strategies. The SCORE Nominees for the Board of Directors if elected will modify this Business Plan subject to their fiduciary duties to the AIGI shareholders.

Financing

The Corporation currently has negative cash flow and no real prospects for near term income. The SCORE Group has determined that a short-term debt instrument would best provide the necessary capital for investment in those elements of the Business Plan that can provide near term income. Preliminary discussions have been held with several energy financing groups regarding use of the Corporation's interest in the Teawaya Energy Center as collateral for a short-term loan of up to $5,000,000. Contingent on a complete "Change of Management", these groups have indicated their willingness to negotiate a firm commitment. Due to the uncertainties of the negotiation process, the material terms of such financing arrangements ultimately might not be acceptable to the Board of Directors, and therefore, there is risk that this financing may not be obtained.

Producing Property Acquisition - Gulf of Mexico - Offshore South Louisiana

Negotiations have been conducted between the SCORE Group and a privately held company in Houston, Texas that operates a gas-producing platform in the Gulf of Mexico. Contingent again upon a complete "Change of Management", preliminary discussions have focused on strategies utilizing this property to revitalize the Corporation. Initial discussions have centered around the concept of AIGI earning an equity interest in the property by providing capital for drilling. It is anticipated that a portion of the debt financing discussed above would be utilized to drill and complete new wells and immediately begin producing those reserves classified as Proved Developed Producing, (PDP) and Proved Undeveloped (PUD) as defined by independent engineering reports. Pending the "Change of Management" and once financing is secured, this project can be underway immediately and drilling would commence within three months of closing. Due to the uncertainties of the negotiation process, the final terms of this project ultimately might not be acceptable to the Board of Directors, and therefore, there is risk that this project may not be obtained.

Teawaya Energy Center - Torres Martinez Reservation - California

The Calpine Corporation ("Calpine"), developer of the Teawaya Energy Center under a site development agreement with AIGI has announced that the essential elements of the project are now approved and permitted, however Calpine has placed on hold the construction of thirty four projects in advanced stages of development, including the Teawaya project.

Development of these projects will continue until they are ready for construction, at which point they will be placed on "hot standby" status pending further review. Calpine has stated publicly that construction of these projects will proceed when there is an established market need for additional electricity generating resources at prices that will allow Calpine to meet its established investment criteria, including return on equity capital.

Calpine continues to believe that the long-term need for new power plants will be significant, particularly as the national economy recovers and older, less efficient generating assets need to be replaced. As market conditions improve, Calpine intends to proceed with construction of its advanced development projects if economically feasible.

The site development agreement between Calpine and AIGI requires no capital contribution on behalf of AIGI towards the construction of the project. At such time as Calpine determines that the Teawaya Energy Center will be built, the Corporation will receive a cash bonus of $1.0 million dollars, payable in two installments: $500,000 at the financial closing of the project, and $500,000 upon the commercial operation date. Once the plant is producing electricity, the Corporation will receive revenues based on a sliding scale royalty interest that ranges between 3.0% and 4.0% of the earnings before interest, taxes, depreciation and amortization for a period of twenty years. The Teawaya project is currently designed to produce 600 megawatts daily. The value of the royalty interest is difficult to calculate due to the uncertainty of predicting the actual sales price of electricity at an unknown point in time in the future. In addition to receiving revenue from the royalty interest, the Corporation has an option to negotiate a long term Power Purchase Agreement ("PPA") with Calpine that affords AIGI the opportunity to purchase for resale, up to 20% of the project's electrical output at a discount to the prevailing market price. While the value of this option can be deemed to be "substantial", exact figures are difficult to estimate due to the uncertainty of the final terms of the Power Purchase Agreement that will be agreed upon with Calpine, and the uncertainty of what the sales price for electricity will be in the future.

The SCORE Nominees if elected intend to hire management with demonstrated capabilities in power development to negotiate and finalize the PPA with Calpine.

Block 20 - Exploration Project - Republic of Yemen

In April 2000, Adair Yemen, Occidental, Saba and YICOM signed a Production Sharing Agreement ("PSA") with the Ministry of Oil in Yemen for exploration rights in Yemen Block 20. Adair Yemen was named the project Operator by the partners for the project's first exploration phase. In September 2000, the PSA was ratified by Yemen's Parliament and was signed into law by the President of Yemen. At that time, Adair Yemen opened an office in the capital city of Sana'a, Yemen, and under Mr. Boyce's leadership began to conduct an aggressive exploration program which included the reprocessing of 1,500 kilometers of existing 2D seismic data and the acquisition of 550 square kilometers of new 3D seismic data.

Owing to the fact that a Letter of Credit, required by project agreements was not posted in a timely fashion by the Corporation while under the sole financial management of John W. Adair and Jalal Alghani, the current Directors and Officers of the Corporation, Adair Yemen suffered financial default on their previously agreed commitments to the project. As a result, in April 2001, Adair Yemen was replaced as the project Operator, sacrificing the Corporation's only cash flow. Further, as a result of the financial default, the Corporation currently stands to lose its entire 30% participating interest in the project. This participating interest is now the subject of a lawsuit filed by project partners Occidental and Saba which is seeking reassignment of Adair Yemen's interest in the project to the other two parties as a result of the Corporation's financial default under terms of the partnership's operating agreement, the Joint Management Agreement ("JMA"). As is required by the JMA, this lawsuit was filed with the International Chamber of Commerce in Paris, France for settlement by arbitration. In a subsequent legal action, the AIGI current management filed a counter suit alleging that Occidental and certain former Adair Exploration employees previously mentioned acted in a "conspiracy" to cause the Corporation to lose their participating interest in Yemen Block 20.

While all matters involving the Yemen Block 20 are currently under litigation, and for that reason direct communication between all parties involved is limited due to legal liability, the SCORE Group believes that reasonable parties participating in any business venture would prefer to conduct business rather than tie up their assets and time with lengthy lawsuits. Consequently, the SCORE Group believes that once AIGI undergoes a complete "Change of Management" and secures a stronger financial foundation, the Yemen Block 20 interest can be retained for the benefit of the Corporation's shareholders, by approaching the Yemen Block 20 partners to consider a negotiated resolution in the best interest of all involved, wherein all parties agree to drop pending litigation and move on with exploration drilling. Due to the uncertainties of the negotiation process, there is no certainty that these negotiations will be successful or that the Corporation can retain this interest.

The SCORE Business plan includes certain forward-looking statements. The forward-looking statements reflect the SCORE Group's expectations, objectives and goals with respect to future events and financial performance. They are based on assumptions and estimates, which they believe are reasonable. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended.

WE NEED YOUR HELP

Following Your Review of the Evidence Posted on the SCORE website http:/www.TruthAboutAIGI.com
If You Agree the Way to Preserve Your Investment in AIGI is to Restore Responsible Corporate Governance

Support this Change of Management!

PLEASE VOTE YOUR PROXY IMMEDIATELY

Send in the Attached Ballot or Call Your Stockbroker and Ask Him to Vote Your Shares in Support of the SCORE Nominees

SCORE
"Shareholders Committed TO Restoring Equity"

Toll Free in the USA	800-484-2918 Security Code #: 9466
In Houston	713-965-0413
Email:	SCORE@TruthAboutAIGI.com
Website:	http:/www.TruthAboutAIGI.com

PROXY AND BALLOT
FOR THE
BOARD OF DIRECTORS

PROPOSAL TO ELECT AS DIRECTORS of Adair International Oil and Gas, Inc. (the "Corporation"), the SCORE Nominees as the entire Board of Directors of the Corporation to serve for a one-year term or until their successors are elected and shall qualify.

ITEM 1:        ELECTION OF DIRECTORS

NOMINEES	FOR	WITHELD
Richard G. Boyce
John A. Brush
Charles R. Close

Please mark your choice with an X in the appropriate box

This Proxy is hereby granted by _________________________________________(please print your name as it is "of record") who is the beneficial owner of ________________________________________________shares (indicate the number of shares you controlled as of March 31, 2002) and is effective as of the date signed and herein executed. This Proxy is irrevocable and shall remain valid for such time as is necessary for it to be voted at the Annual General Meeting of the Shareholders. Pursuant to Article 2.11 of the Bylaws of the Corporation this Proxy is no longer valid after eleven months from the date of its execution. All shares represented by this proxy will be voted in accordance with the choice of the security holder.

Signature (s)_____________________________Signature(s)____________________________Date_____________________
NOTE: Please sign as your name appears on the official record. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Fold Here, Secure with Tape Having Address on Reverse Side Showing

This Proxy solicitation includes certain forward-looking statements. The forward-looking statements reflect the SCORE Group's expectations, objectives and goals with respect to future events and financial performance. They are based on assumptions and estimates, which they believe are reasonable. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended.

For questions regarding this Proxy, contact:

SCORE

"Shareholders Committed TO Restoring Equity"

Toll Free in the USA	800-484-2918 Security Code #: 9466
In Houston	713-965-0413
Email:	SCORE@TruthAboutAIGI.com
Website:	http:/www.TruthAboutAIGI.com

Fold Over and Secure with Tape

Detach this Page, Sign and Return as Soon as Possible to:

_______________________
_______________________
_______________________

SCORE Group, Inc.
P.O. Box 131534
Houston, Texas 77219-1534

Please Secure Fold With Tape